Contact:

Scott Schecter	Hulus Alpay
Chief Financial Officer	Investor Relations
HydroGen Corporation	Makovsky + Company
(212) 672-0380	(212) 508-9600
sschecter@hydrogenllc.com	halpay@makovsky.com

HydroGen Corporation Receives Nasdaq Notice

New York, New York - July 15, 2008 - HydroGen Corporation (Nasdaq: HYDG), a designer and manufacturer of multi-megawatt air-cooled phosphoric acid fuel cell (PAFC) systems, announced that the Company received a Nasdaq Staff deficiency letter on July 9, 2008 indicating that the Company does not meet the minimum bid price per share requirement for continued listing on the Nasdaq Stock Market under Marketplace Rule 4310(c)(4), which requires the Company to maintain a minimum bid price per share of its common stock of at least $1.00. Pursuant to the Nasdaq staff letter, the Company has until January 6, 2009 to comply with the rule by achieving a minimum bid price per share of $1.00 or more for a minimum of ten consecutive business days.

About HydroGen Corporation
HydroGen Corporation, through its wholly-owned subsidiary, HydroGen, LLC, is a developer of multi-megawatt fuel cell systems utilizing its proprietary 400 kW phosphoric acid fuel cell (PAFC) technology. Advancing fuel cell technology originally developed by Westinghouse Corporation, the Company targets market applications where hydrogen is currently available and other drivers favoring the adoption of fuel cells are present.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding HydroGen's anticipated economically competitive fuel cell systems. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for HydroGen's products, HydroGen's ability to maintain strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of HydroGen's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in HydroGen's filings with the United States Securities and Exchange Commission. HydroGen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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